PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 25, 2000)

9,200,000 Securities

AES TRUST VII

$3.00 Trust Convertible Preferred Securities ("Preferred Securities")

(Liquidation amount $50 per security) fully and unconditionally guaranteed by and convertible into Common Stock of

THE AES CORPORATION

     AES Trust VII, a statutory business trust created under the laws of the state of Delaware, issued and sold 9,200,000 $3.00 Trust Convertible Preferred Securities ("Preferred Securities"), liquidation preference $50 per security, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We filed a registration statement (Registration No. 333-40870) on August 24, 2000 ("Registration Statement"), in order to permit the holders of the Preferred Securities to resell their Preferred Securities in offerings registered with the Securities and Exchange Commission. On pages 57 through 59 of the Registration Statement, there is a table that lists:

          (i) each person selling Preferred Securities in connection with the prospectus (the "Selling Holders"); and

          (ii) the number of Preferred Securities beneficially owned by each such Selling Holder.

This prospectus supplement, which provides supplemental information to that Registration Statement, adds certain additional information to the list of Selling Holders:

     1) AIG/Natl Union Fire Insurance is added as a Selling Holder that owns 28,250 Preferred Securities

     2) Aloha Airlines Non-Pilots Pension Trust is added as a Selling Holder that owns 3,550 Preferred Securities

     3) Aloha Pilots Retirement Trust is added as a Selling Holder that owns 2,000 Preferred Securities

     4) Aristeia International, Ltd is added as a Selling Holder that owns 46,500 Preferred Securities

     5) Aristeia Trading, L.P. is added as a Selling Holder that owns 28,500 Preferred Securities

     6) Arkansas PERS is added as a Selling Holder that owns 37,500 Preferred Securities

     7) Boilermakers Blacksmith Pension Trust is added as a Selling Holder that owns 6,500 Preferred Securities

     8) Bear, Stearns & Co. Inc. is added as a Selling Holder that owns 25,000 Preferred Securities

     9) Boulder II Limited is added as a Selling Holder that owns 160,000 Preferred Securities

     10) C & H Sugar Company, Inc. is added as a Selling Holder that owns 5,500 Preferred Securities

     11) Delaware PERS is added as a Selling Holder that owns 49,300 Preferred Securities

     12) Employee Benefit Convertible Securities Fund c/o Banc of America Capital Management, Inc. is added as a Selling Holder that owns 5,400 Preferred Securities

     13) Greyhound Lines is added as a Selling Holder that owns 2,000 Preferred Securities


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     14) Hawaiian Airlines Pension Plan for Salaried Employees is added as a
Selling Holder that owns 450 Preferred Securities

     15) Hawaiian Airlines Employees Pension Plan-IAM is added as a Selling Holder that owns 1,700 Preferred Securities

     16) Hawaiian Airlines Pilots Retirement Plan is added as a Selling Holder that owns 3,150 Preferred Securities

     17) ICI American Holdings Trust is added as a Selling Holder that owns 20,500 Preferred Securities

     18) Island Holdings is added as a Selling Holder that owns 1,650 Preferred Securities

     19) The number of Preferred Securities to be sold by Lipper Convertibles is increased by 50,000

     20) LDG Limited is added as a Selling Holder that owns 7,500 Preferred Securities

     21) Lexington Vantage Fund, Ltd. is added as a Selling Holder that owns 1,000 Preferred Securities

     22) The number of Preferred Securities to be sold by MaMahan Securities Co. L.P. is increased by 25,000

     23) Morgan Stanley & Co. is added as a Selling Holder that owns 200,000 Preferred Securities

     24) Nalco Chemical Company is added as a Selling Holder that owns 11,000 Preferred Securities

     25) Nations Convertible Securities Fund c/o Banc of America Capital Management, Inc. is added as a Selling Holder that owns 79,600 Preferred Securities

     26) Onex Industrial Partners Limited is added as a Selling Holder that owns 138,750 Preferred Securities

     27) Pebble Capital Inc. is added as a Selling Holder that owns 41,250 Preferred Securities

     28) Queen's Health Plan is added as a Selling Holder that owns 1,200 Preferred Securities

     29) SG Cowen Securities Inc. is added as a Selling Holder that owns 21,000 Preferred Securities

     30) Silvercreek Limited Partnership is added as a Selling Holder that owns 60,000 Preferred Securities

     31) State of Oregon Equity is added as a Selling Holder that owns 158,500 Preferred Securities

     32) State of Oregon/SAIF Corporation is added as a Selling Holder that owns 142,250 Preferred Securities

     33) Starvest Combined Portfolio is added as a Selling Holder that owns 33,750 Preferred Securities

     34) Teachers Insurance and Annuity Association is added as a Selling Holder that owns 7,000,000 Preferred Securities

     35) The Northwestern Mutual Life Insurance Company is added as a Selling Holder that owns 185,000 Preferred Securities (Includes 5,000 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account)

     36) Toronto Dominion (New York), Inc. is added as a Selling Holder that owns 150,000 Preferred Securities

     37) TQA Master Fund, Ltd. is added as a Selling Holder that owns 37,500 Preferred Securities

     38) TQA Master Plus Fund, Ltd. is added as a Selling Holder that owns 25,000 Preferred Securities

     39) UBS O'Connor LLC F/B/O UBS Global Equity Arbitrage Master Ltd. is added as a Selling Holder that owns 138,600 Preferred Securities


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


     40) Van Kampen Harbor Fund is added as a Selling Holder that owns 171,000 Preferred Securities

     41) White River Securities L.L.C. is added as a Selling Holder that owns 25,000 Preferred Securities

     42) Zeneca Holdings Trust is added as a Selling Holder that owns 15,750 Preferred Securities

     43) Zurich HFR MSTR HDG FD INX is added as a Selling Holder that owns 2,000 Preferred Securities

     None of such Selling Holders has a material relationship with AES Trust VII or The AES Corporation except as we have described in the accompanying prospectus.


         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS SEPTEMBER 18, 2000


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